Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                       FOR FISCAL YEAR ENDED OCTOBER 31,
                                                             -----------------------------------------------------
                                                                                                                     FOR THE THREE
                                                                                                                      MONTHS ENDED
                                                                1999       2000       2001       2002       2003    JANUARY 31, 2004
                                                             ---------  ---------  ---------  ---------  ---------  ----------------
EARNINGS:

Earnings before minority interests and income taxes ......   $  31,536  $  50,537  $  30,103  $  21,479  $  22,109      $   6,240
Fixed charges ............................................       2,684      6,442      3,446      3,428      2,397            647
                                                             ---------  ---------  ---------  ---------  ---------  ----------------
Adjusted earnings ........................................   $  34,220  $  56,979  $  33,549  $  24,907  $  24,506      $   6,887
                                                             =========  =========  =========  =========  =========  ================
FIXED CHARGES:

Interest expense .........................................   $   2,173  $   5,611  $   2,486  $   2,246  $   1,189      $     331
Amortization of debt issuance costs ......................         186        151        221        195        285             83
Portion of rental payments deemed to be interest/(1)/.....         325        680        739        985        923            233
                                                             ---------  ---------  ---------  ---------  ---------  ----------------
Total fixed charges ......................................   $   2,684  $   6,442  $   3,446  $   3,428  $   2,397      $     647
                                                             =========  =========  =========  =========  =========  ================

Ratio of earnings to fixed charges:.......................        12.7        8.8        9.7        7.3       10.2              10.6

/(1)/ Interest portion of rental expense estimated to be one-third of rental expense.